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                                                                 Exhibit 10.15

                                [letterhead]

May 7, 1996


Charles Noreen

Dear Charlie;

RockShox Inc., is happy to offer you the regular full-time position of Chief Financial Officer. You will report directly to me and be part of the Senior Management Team, led by Bob Kaswen. Your anticipated date of hire will be June 3, 1996. The first 90 days of your employment will be an introductory period.

SALARY AND BONUS
Your salary will be $12,083.33 per month, ($145,000 per year), paid bi-weekly. As a member of RockShox key management team, you will participate in an annual bonus program which will provide for a bonus based on a combination of company performance and your performance against objectives. There is potential for this bonus to reach $36,250. You will receive this bonus on a pro-rata basis for the first fiscal year. In addition, a one time bonus of $25,000 will be earned on September 30, 1996, or upon your successfully contributing to the company's initial public offering, whichever date occurs first. It is our expectation that you will help us develop a performance bonus program (based upon corporate objectives set by the Board of Directors) for all the senior managers, including yourself, at 25% of salary.

EQUITY
In addition we will grant you options to purchase 833 shares of RockShox Holdings. Terms for vesting and the price of the options are subject to finalization of our program, filing with the State and other regulatory approvals. We will be happy to discuss vesting and the economic potential of the options with you. If there is a sale or merger of the entire Company, you will be entitled to immediate vesting of any options granted to date.

SEPARATION OF EMPLOYMENT
If during the first 36 months of your employment, you should be terminated,
(1) due to a sale or merger of the entire Company, for any reason other than your voluntary separation or cause (2) or the Company moves out of the Bay Area, at the company's discretion, be entitled to 6 months notice during which time you will remain employed by the Company and be expected to work at the Company until you find other employment or be paid your monthly salary on a month by month basis until you are employed (not to exceed 6 months from notice date).

OTHER BENEFITS
You will be eligible to participate in RockShox benefit programs including personal time off (PTO), holidays, medical/dental insurance, long term disability insurance, life insurance, the 125 Flexible Benefits Plan and the 401k Plan. In addition you will accrue vacation each pay period at a rate equal to 3 weeks per year, beginning with your first pay day.


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                                [letterhead]

Charles Noreen - Page 2

Medical/dental, life and long-term disability insurance and the 125 Flexible Benefits Plan are effective on the first of the month following your hire date. Participation in the 401k Plan can begin with the first enrollment period following 90 days of employment. You will become eligible for PTO and holiday pay after your introductory period. Vacation time will be available for use after you have completed 6 months of employment.

Upon acceptance of this position, you will receive an Employee Handbook and Hire Packet. Please complete all appropriate forms and bring them with you to the new hire orientation meeting which will be scheduled during your first week with RockShox.

For purposes of the Federal Immigration Law, you will be required to show proof of your identity and eligibility for employment in the United States. We will be asking for these documents at your orientation meeting.

If you have any questions regarding benefits, which documents are required or forms to be completed, please feel free to contact Elizabeth Borst in the Human Resource Department at (408) 232-7499.

I have also enclosed a RockShox Employee Confidentiality Agreement. This Agreement, along with this offer letter set forth the terms of your employment with the company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by the Company and by you.

This offer is valid until May 14, 1996.

To indicate your acceptance of this offer, please sign and date the Confidentiality Agreement and this letter and return them to me in the enclosed envelope. A duplicate offer letter is enclosed for your records.

We eagerly anticipate your joining our RockShox team.


Sincerely,


/s/ Stephen W. Simons
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Steve Simons
President



Accepted By: /s/ Charles E. Noreen          Expected Start Date  To be arranged
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